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                                                            EXHIBIT 99.26(D)(13)



INCOME PROTECTION AGREEMENT

This agreement is a part of the policy   WHAT IS THE NUMBER OF INSTALLMENT
to which it is attached and is subject   PAYMENTS?
to all its terms and conditions. This
agreement is effective as of the         The number of years of installment
original policy date of this policy.     payments is chosen by you on your
                                         application subject to a minimum of 10
WHAT DOES THIS AGREEMENT PROVIDE?        years and a maximum of 30 years.
                                         Installment payments also cannot extend
This agreement allows you the right to   beyond the policy anniversary nearest
direct us to provide for all, or a       the insured's age 95. The final
part, of the policy's death proceeds to  installment payment may be earlier if
be paid in installment payments. The     you have provided that direction on
death proceeds paid in installment       your application.
payments under this agreement are an
irrevocable settlement option. The       WHAT IS THE LIMITATION ON THE FREQUENCY
death proceeds to which this agreement   OF INSTALLMENT PAYMENTS?
applies are the death proceeds of the
policy at the time of the insured's      Installment payments may be paid
death, including any additional          annually or monthly. Once you choose
insurance on the insured's life          the frequency of payments, you cannot
provided by any term insurance           change that frequency.
agreement, but excluding any additional
insurance on the insured's life          WHAT HAPPENS TO THE IPA AMOUNT IF YOU
provided by other agreements.            CHANGE YOUR FACE AMOUNT OR TERM
                                         INSURANCE AMOUNT?
HOW DO WE DETERMINE THE INSTALLMENT
PAYMENTS MADE UNDER THIS AGREEMENT?      If you change your face amount or term
                                         insurance amount, we will automatically
The installment payments are determined  increase or decrease the IPA amount
by the frequency and number of           accordingly.
installment payments you chose on the
application, the Settlement Option       CAN YOU CHANGE THE IPA AMOUNT
Guaranteed Interest Rate shown on the    PERCENTAGES OF LUMP SUM AND INSTALLMENT
policy data pages, and the amount of     PAYMENTS?
the death proceeds that will be paid
out in installments. We determine the    Yes. If you are increasing the face
amount of death proceeds to be paid out  amount of the policy, you may also
in installment payments by calculating   request the IPA amount percentages of
an income protection agreement (IPA)     lump sum and installment payments be
amount and multiplying it by the         changed. However, you must provide
installment percentage you chose on the  evidence of good health satisfactory to
application.                             us, and we must approve your request.

WHAT IS THE IPA AMOUNT?                  HOW WILL I KNOW THE DEATH PROCEEDS THAT
                                         ARE PAYABLE UNDER THIS AGREEMENT?
The IPA amount is the amount by which
the death proceeds payable under this    The lump sum percentage and amount as
agreement are defined. The IPA amount    well as the installment percentage and
shown on the policy data pages is equal  amount are shown on the policy data
to the face amount of the policy plus    pages. In addition, the frequency of
any term insurance agreement amount on   the installment payments and the number
the insured's life.                      of installment payments are shown on
                                         the policy data pages.
WHAT PERCENTAGE OF THE IPA AMOUNT CAN
BE PAID IN INSTALLMENTS?                 If you have taken an accelerated death
                                         benefit, chronic illness benefit or
You may choose from the minimum IPA      policy loan from your policy, we will
percentage amount shown on the policy    apply the lump sum and installment
data pages up to a maximum of 100% of    payment percentages to the sum of the
the IPA amount that may be designated    death proceeds and any policy loan
as installment payments.                 amount and unpaid policy loan interest.
                                         The resulting amounts are available for
WHEN MUST YOU CHOOSE HOW THE IPA AMOUNT  lump sum and installment payments.
WILL BE PAID UNDER THIS AGREEMENT?       However, we will reduce the amount of
                                         the lump sum payment first by the
When you apply for this policy, you      amount of accelerated death benefit or
must choose what percentage of the IPA   chronic illness benefit paid and/or any
amount is subject to payment as a lump   policy loan, plus any unpaid policy
sum, and what percentage is subject to   loan interest taken. If the sum of the
payment in installments.                 accelerated death benefit or chronic
                                         illness benefit paid and/or any policy
You must also choose the frequency of    loan, plus any unpaid policy loan
the payments during the installment      interest taken, exceeds the lump sum
period.                                  portion, we will reduce the amount
                                         available for installment payments.

13-302       Income Protection Agreement        Minnesota Life Insurance Company

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If, at the insured's death, the portion  WHAT IF A BENEFICIARY OF THE POLICY
of the death proceeds payable under      DIES BEFORE THE END OF THE INSTALLMENT
this agreement differs from the IPA      PERIOD?
amount shown on the policy data pages,
the lump sum amount and installment      If a beneficiary dies before their
amount will be adjusted                  share of the policy's death proceeds
proportionately.                         are paid in full, we will continue the
                                         installment payments to the successor
WILL THE BENEFICIARY RECEIVE A           beneficiary shown in our records. A
CONFIRMATION OF THE PAYMENTS?            successor beneficiary is the person
                                         designated by the beneficiary to
Yes. Upon proof of the death of the      receive the remaining death benefit
insured, we will send the beneficiary    proceeds, if any, upon the
at the address we have on record a       beneficiary's death. We will pay the
confirmation of the scheduled            installment payments pursuant to the
installment payments. All installment    terms of the policy in the following
payments provided by this agreement      cases:
will be paid to the beneficiary of the
policy pursuant to the beneficiary             (1)   if no beneficiary is named;
provision of the policy.                             or

Some portion of each installment               (2)   if no successor beneficiary
payment may be taxable as interest                   is named and the policy
income and will be reported to the                   beneficiary is deceased as
beneficiary on applicable IRS forms.                 of the date the insured
                                                     dies. If the policy
WHAT IS THE IMPACT OF THIS AGREEMENT ON              beneficiary is named and
THE POLICY?                                          there is no successor
                                                     beneficiary living at the
The company, at its own discretion, may              time of the policy
assess a lower cost of insurance charge              beneficiary's death, we
against the policy's accumulation                    will pay the remaining
value. This lower cost of insurance                  installment payments to the
charge is not guaranteed and may change              estate of the deceased
at any time.                                         policy beneficiary.

If the cost of insurance charge is       IS THIS AGREEMENT SUBJECT TO THE
lowered, it will never be less than      INCONTESTABILITY AND SUICIDE PROVISIONS
zero.                                    OF THE POLICY?

In addition, the death proceeds paid as  Yes. Those provisions apply to this
installment payments under this          agreement.
agreement are an irrevocable settlement
option and cannot be changed at the      WHEN DOES THIS AGREEMENT TERMINATE?
death of the insured.
                                         This agreement will terminate on the
IS THERE A CHARGE FOR THIS AGREEMENT?    earlier of:

No. There is no charge for this                (1)   the date when your policy
agreement.                                           terminates or is
                                                     surrendered; or
WILL THIS AGREEMENT CHANGE THE POLICY'S
DEATH PROCEEDS?                                (2)   the death of the
                                                     insured; or,
No. This agreement does not change the
policy's death proceeds. This agreement        (3)   the termination date shown
applies only to how the death proceeds               on the policy data pages.
will be paid. However, other agreements
and any policy loans included on the     CAN THIS AGREEMENT BE REINSTATED?
policy, may reduce the amount of the
death proceeds under this policy which   Yes. If the policy to which this
may adjust the IPA and installment       agreement is attached is reinstated in
payment amounts.                         accordance with its provisions, this
                                         agreement must also be reinstated
                                         provided that the policy anniversary
                                         nearest the insured's age 95 has not
                                         occurred.

                                         [/s/ Dennis E. Prohofsky
                                              Secretary

                                          /s/ Robert L. Senkler
                                              President]